UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
May 16, 2023
Date of Report (date of Earliest Event Reported)
NEWTEKONE, INC.
(Exact Name of Company as Specified in its Charter)

Maryland	814-01035	46-3755188
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4800 T Rex Avenue, Suite 120, Boca Raton, Florida 33431
(Address of principal executive offices and zip code)

(212) 356-9500
(Company’s telephone number, including area code)

(Former name or former address, if changed from last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.02 per share	NEWT	Nasdaq Global Market LLC
5.75% Notes due 2024	NEWTL	Nasdaq Global Market LLC
5.50% Notes due 2026	NEWTZ	Nasdaq Global Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 16, 2023, NewtekOne, Inc. (“NewtekOne” or the “Company”) and its subsidiary Newtek Bank, N.A. (the “Bank”) appointed M. Scott Price, age 45, as the Company’s and the Bank’s Chief Financial Officer. Prior to joining the Company and the Bank, Mr. Price was executive vice president and senior finance executive with First Horizon Corporation and prior to First Horizon, the chief accounting officer and corporate controller for IBERIABANK Corporation. Mr. Price has over 17 years’ experience in the financial services industry with specific focuses on, and an extensive background in, banking regulation and bank accounting. Mr. Price is a certified public accountant (CPA) and holds a Master of Accountancy from Auburn University. Mr. Price replaces the Bank’s current chief financial officer.

Mr. Price (i) was not appointed as Chief Financial Officer pursuant to any arrangement or understanding with any other person; (ii) does not have a family relationship with any of the Company’s or Bank’s directors or other executive officers; and (iii) has not engaged, since the beginning of the Company’s last fiscal year, nor proposes to engage, in any transaction in which the Company or the Bank was or is a participant. Mr. Price is expected to be a named executive offer in the Company’s future proxy statements and will be an officer subject to the reporting and other requirements of a Section 16 of the Securities Exchange Act of 1934.

The Company and the Bank have entered into an employment agreement with Mr. Price effective as of May 16, 2023 (the “Employment Agreement”) to be employed as the Company’s and the Bank’s Chief Financial Officer. Generally, under the Employment Agreement, Mr. Price is entitled to a set annual base compensation in the amount of $400,000, and a guaranteed minimum prorated cash bonus for the year ending 2023 in the amount of $133,333.33, payable March 15, 2024, on the condition that Mr. Price remains employed by the Company and the Bank through the payment date. In addition, Mr. Price will be eligible for a $300,000 award under the Company’s 2023 Stock Incentive Plan (“Plan”), subject to the Plan being declared effective and conditions to be determined by the Company. Mr. Price is entitled to other benefits, such as participation in retirement and medical and other plans, executive benefits, and vacation and sick leave. The Employment Agreement also provides for a severance payment in the case of Mr. Price: (i) being terminated without just cause, (ii) resigning with good reason or (iii) being terminated following a change of control, in each case as defined in the Employment Agreement. Under the Employment Agreement, during the term of his employment, Mr. Price agrees to devote substantially all of his business time to the Company and the Bank and to not engage in any business or activity contrary to the business or affairs of the Company and/or the Bank. The Company and the Bank agree to indemnify Mr. Price, to the extent permitted by the Company’s and Bank’s respective bylaws, for any and all loss, expenses, or liability that he may incur as a result of his services for the Company or the Bank.

The foregoing description of the terms of the Employment Agreements is qualified in its entirety by the terms of the Employment Agreement, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWTEKONE, INC.

Date: May 16, 2023	By:	/S/ BARRY SLOANE
Barry Sloane
Chief Executive Officer, President and Chairman of the Board